Exhibit 99.2

CORPORATE PARTICIPANTS

David Allen

Interwoven – CFO, Sr VP, Secretary

Martin Brauns

Interwoven – Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Operator

David Roudough (ph)

Piper Jaffrey

Amy Fing (ph)

JMP Securities

Steve Jue (ph)

RBC Capital Markets

Michael Mahoney (ph)

EGM Capital

Jay Byrne (ph)

Rocker Partners

PRESENTATION

Operator

Good afternoon, everyone, and welcome to the Interwoven first quarter earnings conference call. Today’s call is being recorded. The replay will be available through Monday, April 21st at 719-457-0820 by entering the pass code 532417. At this time I would like to turn the conference over to Mr. David Allen, Senior Vice President and Chief Financial Officer with Interwoven. Please go ahead, sir.

David Allen – Interwoven – CFO, Sr VP, Secretary

Good afternoon. We welcome you to the teleconference and webcast of Interwoven’s fiscal 2003 first quarter investor conference call.

I’m Dave Allen, CFO, in our Bethesda, Maryland office, and we have with us Martin Brauns, our Chairman and CEO, joining us from our Sunnyvale headquarters. This afternoon we issued a press release on PR Newswire, announcing our first quarter 2003 financial results.

Let me start by informing you that the following presentation contains forward-looking statements, including statements about new customers, new products that may suggest trends for our business. These statements are based on information available to us at the time of the release, and we assume no obligation to update any of them.

Statements in this release are not guarantees of future performance, and actual results could differ materially from the current expectations as a result of many factors, including the possibility that customer spending on content management initiatives may be reduced during a protracted economic down turn. These and other risks and uncertainties associated with our business are described in our most recent annual report on Form 10K, in previous Forms 10Q and 8Ks, which are on file with the SEC and, of course, are available through the SEC’s website.

First I’m going to review the financial results for the first quarter and also go over other key operating metrics, and I’ll give you our guidance for Q2 and the remainder of the year. Then I’ll turn you over to Martin, and he will go over his observations after coming on board.

We reported revenue of $25.6 million for the first quarter, and that’s an 18% decrease from Q4 and a 22% decline from the prior year’s numbers. Total revenue for Q1 was slightly above the high end of the guidance set forth in our preliminary earnings call on April 2nd. The license portion of revenue for the quarter was $9.2 million, a 35% sequential decrease from Q4, and services revenue was $16.4 million.

Now the international revenue accounted for 36% of total revenue, and that’s consistent with the last few quarters. Now, similar to the last four quarters, we didn’t have any $1 million or greater license deals in Q1. License revenues were generated from 29 new customers with a total average sales price of $160,000, and repeated license revenues from existing customers represented approximately 53% of total license revenues. Both the average sales price of new customer orders and the percent of repeat license revenue are consistent with recent quarter results.

Gross profit margin decreased sequentially in Q1 by 4 percentage points to 66%. This is primarily attributable to the decline in license and revenue this quarter. Our services gross margin was a record 52%, higher than last quarter as a result of higher maintenance revenue in our services mix, including record maintenance renewals from our customers.

Our Q1 pro forma net loss was $7.1million. Our pro forma figures exclude noncash charges related to stock-based compensation and acquisition-related expenses of $1 million and a restructuring charge of $1.1 million. This compares with a pro forma net loss of $3.1 million in the prior quarter and a net loss of $10 million a year ago. The pro forma basic and diluted net loss per share was 7 cents per share for the quarter as compared to a net loss of 3 cents (per share) in the prior quarter and a net loss of 10 cents (per share) a year ago.

On a GAAP basis we continue to make substantial improvement. Our net loss per share was down to 9 cents as compares to 31 cents per share in the previous Q4, and 15 cents per share loss a year ago.

At quarter end, we had 585 employees, down from the 608 at the end of the prior quarter. These head count-related cost-cutting measures are consistent with our objective to get back to profitability as soon as possible while maintaining adequate investments to ensure product quality, customer satisfaction, and, of course, improved sales channel effectiveness. We anticipate at the end of Q2 this year to be at a head count of approximately 560-565 staff.

Moving on to the balance sheet, our total cash balance, including investments at the end of March, was $175 million. This is a decline of $7 million from the prior quarter, not $5 million as previously estimated. The $7 million cash reduction includes $2.5 million for previously accrued lease commitments.

Accounts receivable decreased $5.5 million to $16.7 million resulting in continued very good days sales outstanding levels of 59 days, or 64 days when adjusted for the $2 million decrease in deferred revenue.

We continue to add blue chip customers in 2003, bringing our total customer count to 1,171. Customers added this quarter include Ceridian, one of the world’s top human resource outsourcing companies, Konica, Matsushiba Electric, which is the number one consumer electronics firm in North America, Phillips Van Husen, and Warner Music Group. This past quarter we received repeat orders from some outstanding world customers including Cadence, who are automating their support data with Interwoven’s MetaTagger product, Dow Chemical, the Federal Reserve Bank of Chicago, First Data Corp, Fleet National Bank, General Motors, Hilton, who has preserved their global brand by consolidating multiple hotel sites into the single hilton.com platform. We also added orders from Intuit, Motorola, Royal Caribbean Cruises and Telenor Mobile.

Let me give you our financial guidance for Q2 2003 for the rest of the year. First, I do want to draw your attention to the safe harbor statements at the beginning of the conference call. In developing our projections for the business, we looked at many of the customary business drivers in addition to market analyst forecasts and discussions with customers and prospects regarding their 2003 spending plans. In particular we are weighing heavily our recent Q1 results and the difficult business environment for the majority of the software companies.

So with regard to Q2, our pipeline is improved, but until we see progress throughout the quarter and taking into consideration the possible impact that SARS may have on our Asia-Pac business, we project total revenue to be roughly flat to up a few percent from Q1. This would put our projected revenue for the fiscal year 2003 in the range of $105 million to $112 million. Expect our pro forma net loss per share for the next quarter to range between 4 cents to 6 cents, improving throughout the year with a targeted break-even in Q4. These pro forma earnings per share projections are exclusive of noncash charges related to stock-based compensation and acquisition-related expenses and any restructuring and facility relocation charges we may incur in the next couple of quarters. Expect our GAAP net loss per share for the next quarter to range between 6-8 cents.

Finally, as many of you are aware, earlier this month John Van Siclen stepped down as Interwoven’s President and CEO, and Martin Brauns is now our Chairman and CEO, and with that, I would like to now turn it over to Martin.

Martin Brauns – Interwoven – Chairman, CEO

Thanks, Dave.

As many of you know, I’ve been an active Chairman, and I’ve stayed close to both the market and the operations of the company. In the last weeks, I spent even more time with our field sales reps, our customers, several partners and some industry analysts as well. It’s clear to me that several things are working well.

On the customer front, we have the industry’s strongest world class customer base, bar none. We have over 1100 customers, many of whom are coming back as repeat customers after a successful initial rollouts. And maintenance renewals remain at record levels, over 90%, reinforcing the high level of customer satisfaction in the install base.

On the product front, our content management product, TeamSite, continues to receive very high marks. Our customers rave about the high quality and the ease and speed of implementation as key strengths that set Interwoven apart from the competition and, of course, as you probably saw, in January we were granted a patent for the core methods and processes included in TeamSite, validating our unique technology leadership.

In addition, I’m very enthusiastic about customer interest in the new stand-alone versions of our content distribution and content intelligence products and our recently introduced developer suite. We’re seeing pipeline generation and partnership opportunities as a direct result of introducing these products.

On the services front, we continue to get strong marks for the quality of our high-value consulting and especially our customer support organization.

And last but not least, our customers continue to get the high ROI they are looking for from our platform. For example, Toshiba American Business Systems built a portal for their 350 dealers, supporting more than 15,000 users to help them sell more effectively. Our first version of the portal required a massive amount of manual processes and eight full-time staff to support it.

But now based on Interwoven’s open content platform, they have automated many of the business processes and reduced the required staff, saving them $1.1 million a year while at the same time significantly improving the flow of critical sales and product information. Toshiba’s experience with IT savings through consolidation of IT resources and doing more with less as a result of deploying our platform is a story I hear time and again from our customers.

That’s all good news. What I’m frustrated with is that we have not effectively communicated our value proposition, and we take full responsibility for that. Interwoven is the undisputed leader in web content management, but I fear that the WCM market is being too narrowly defined by some. In practice, we’re not only underpinning customer facing WWW sites around the world, but we’re also the ideal choice for all Internet-based initiatives, regardless of the asset type.

For example, ask Rogers Communications how they have moved their call center to the web with us and saved millions (of dollars). Ask John Deere how they have enabled dealer communications through a portal with us and accelerated sales. Or ask Siemens how they are providing a unified intranet for employee communication worldwide with us and improving employees’ productivity.

The fact is our platform is perfectly suited to underpin all Internet-based applications, regardless of the underlying content type, and it supports emerging trends such as mobile computing and the real-time enterprise. Getting this message out and understood is an immediate priority for me, especially to the industry analysts and our prospective customers. In fact, watch for several announcements in the coming weeks around some exciting new Interwoven solution packages.

The two other tactical areas I’m focused on are revenue growth and ensuring the continued high satisfaction levels of our installed customer base. On the revenue front, I’ve done a detailed review of the pipeline with all three of the regional theater heads, and I feel that the opportunity is strong for Q2. In fact, we’ve already seen some of the Q1-pushed deals close in the first part of April. I expect to see sequential growth in all three regions around the world in Q2.

On the customer front, I think there is more we can do within our own install base. We need to ensure that these customers fully understand how to leverage our content management platform across all their initiatives and we need to communicate the power of our content intelligence and content distribution products to them as well. I’m focused on it, and we’ll make significant progress here, too.

With that let me open it up for questions and turn it back over to Kathy. Kathy?

QUESTION AND ANSWER

Operator

Thank you, gentlemen. Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit “1” on your touch-tone phone. We will come to you in the order that you signal and we’ll pause for one moment to assemble our roster. Once again, “star,” “1” to ask a question. We’ll go next to David Roudough with Piper Jaffray.

David Roudough – Piper Jaffrey

How are you doing, guys?

Martin Brauns – Interwoven – Chairman, CEO

Great.

David Roudough – Piper Jaffrey

A question on the pipeline. Are you changing the way that you measure it in any way? Was there any issues with the pipeline prior to you coming on board?

David Allen – Interwoven – CFO, Sr. VP, Secretary

Martin, I’ll go ahead and address that. We have not changed how we measure our pipeline. It’s a quantitative and qualitative measurement. We look at not only the size of the pipeline and the number of deals and the size of the deals. We also look at the stage of the deals. So going into Q2 – and that should be no surprise that the stage of the deals going into Q2, especially after you come through a quarter like Q1 where so many deals slipped. Not only is the size of the pipeline better but I would say qualitatively the stage of the deals is in far better shape going into Q2 than it was in Q1.

Martin Brauns – Interwoven – Chairman, CEO

And, David, Martin here. I would echo that and we primarily use Onyx (software) as our system for tracking all these kinds of opportunities in our pipeline, and we’ve had that system up, refined and running now for well over a year. So any of the sort of early disagreements from region to region about how you classify a certain deal in a certain stage, all of that’s been pretty well scrubbed out, and I’m pretty confident in a sort of measurability and value of our pipeline measurement as a forecasting tool.

David Roudough – Piper Jaffrey

Okay. So the quarter miss is not blamed on the pipeline measurement then?

David Allen – Interwoven – CFO, Sr VP, Secretary

No, sir.

Martin Brauns – Interwoven – Chairman, CEO

It’s just due to a deal slipping.

David Allen – Interwoven – CFO, Sr VP, Secretary

Deals and some execution on some of the points that I mentioned here with respect to how we’re getting our marketing message through and across.

David Roudough – Piper Jaffrey

Okay. And then in terms of the guidance, any idea what the license, the service split would be?

David Allen – Interwoven – CFO, Sr VP, Secretary

I think it would be quite comparable to what we just went through. I think we were looking for flat to modest improvement in the license services as probably flat. It’s interesting. On a theater basis I think Europe is seeing good performance, both in licenses and services, America is seeing good performance in license and services. Asia, it’s a little hard to tell because much of the quarter will be back-end loaded there. It’s questionable as to what the impact of SARS will be on the license, since so much of it is back-end loaded. Now, we are already seeing today an impact on our services in Asia from SARS due to the fact that we have professional services consultants who are kind of grounded today.

David Roudough – Piper Jaffrey

Okay. And what percent of revenue comes from Asia?

David Allen – Interwoven – CFO, Sr VP, Secretary

Asia right now is representing about 15-18% of our business.

David Roudough – Piper Jaffrey

Okay. Thanks a lot, guys. Appreciate it.

Operator

We’ll take our next question from Amy Fing with JMP Securities.

Amy Fing – JMP Securities

Yes. I wanted to ask you a little bit. What was your head count exiting the March quarter?

David Allen – Interwoven–CFO, Sr VP, Secretary

It was 585 and today I think it’s about 575.

Amy Fing – JMP Securities

Okay. And then you mentioned that you project it to be 560 to 565 at the end of the June quarter.

David Allen – Interwoven – CFO, Sr VP, Secretary

Yes.

Amy Fing – JMP Securities

Are you thinking about making any perhaps sharper head count reductions in order to get the company to break even?

David Allen – Interwoven – CFO, Sr VP, Secretary

At this time we actually have evaluated that and we’ve made the decision at this time not to do that. We feel like the outlook of our business is still strong enough and we look at Q1 as a ridiculously tough period for us.

Amy Fing – JMP Securities

Okay.

David Allen – Interwoven – CFO, Sr VP, Secretary

And we don’t want to be too reactive as a result of that, and if we felt like our market growth opportunity looked weak, if we felt like our pipeline was weak and all the things that are forward-looking that you rely upon to build your business, if we saw weakness there, we would do more, but if you have to look at all those attributes, they all look quite good. Now, in contrast to that, our performance was fairly poor last quarter, but we still have an enthusiastic outlook about our prospects.

Amy Fing – JMP Securities

Okay. What was the number of your quota carriers at the end of March?

David Allen – Interwoven – CFO, Sr VP, Secretary

It was about 50 people, somewhere between 48 and 51 people.

Amy Fing – JMP Securities

And are you expecting that to change at all going into — at the end of the June quarter?

David Allen – Interwoven – CFO, Sr VP, Secretary

Yeah, might be down one or two net, but nothing appreciable.

Amy Fing – JMP Securities

Okay. Thank you.

Operator

Just a reminder, to ask a question press the star key followed by the digit one. And we’ll go next to Steve Jue with RBC Capital Markets.

Steve Jue – RBC Capital Markets

Thanks. Martin, just looking at kind of the product portfolio when you talked about, you know, a little bit about strategic positioning around expanding the web content management area, should we expect anything on the product side being changed or is it just kind of the overall positioning that needs to be messaged a little bit better?

Martin Brauns – Interwoven – Chairman, CEO

Hi, Steve. Well, the products are actually strong and I think we just need to refine and tune and in many cases amplify our positioning and messaging. I think we’ve gotten a little confused, all of us, maybe in the industry, very obsessed with content types when we should be worrying about what customers are doing with the content and what applications they are fueling, and when you think about your business that way, there’s no better engine for building, maintaining and driving these Internet-based applications, and, Steve, as you know very well, all applications these days are Internet-centric, consumed, developed and deployed via the Internet, and there is really nobody better at managing both code and content for Internet-based applications, content-rich applications, than Interwoven.

Steve Jue – RBC Capital Markets

And just looking at maybe some of the more marquee customers you had this quarter, I mean, were they starting to buy, you know, both the OpenDeploy and MetaTagger products? Are you starting to continue to see that continue within the small base?

Martin Brauns – Interwoven – Chairman, CEO

Yes. I’m looking at some reports that the finance team pulled together here and it’s still true that the majority of our license revenue comes from TeamSite, our core TeamSite product, but we’re seeing over 25% of the revenue now coming from non-TeamSite products.

David Allen – Interwoven – CFO, Sr. VP, Secretary

Steve, this is Dave. We just launched the stand-alone Open Deploy product. I believe it was at the very end of Q4 (2002), or the beginning of Q1(2003). It’s at least our second or third largest deal in Q1 was a stand-alone open deploy sale. So we are finding there is there is a great demand, to manage the deployment of code as well. There is a huge untapped opportunity there for us and I think our salespeople realize that they are going to have to spend a few sales cycles, but there are discrete sales opportunities, and the competitive environment is close to nil on that area.

Steve Jue – RBC Capital Markets

Great. Thanks.

Operator

Once again to ask a question, press “star,” “1”. Again, “star,” “1”. We have a follow-up question from Amy Fing with JMP securities.

Amy Fing – JMP Securities

Yes, can you tell me a little bit more about your competitive environment? Who are you seeing in most of your deals?

Martin Brauns – Interwoven – Chairman, CEO

Dave, do you want to tackle that?

David Allen – Interwoven – CFO, Sr VP, Secretary

Sure.

Martin Brauns – Interwoven – Chairman, CEO

We went over that yesterday.

David Allen – Interwoven – CFO, Sr VP, Secretary

Yeah, we did look at the details there. Actually no real change from what we’ve seen in the past. We do see the document management companies, more so Documentum than really Filenet. I think we hear more about Filenet from you folks than we actually see it in the customer base and we still see occasionally Vignette in competitive environments when we really should not because we both bring totally different solutions and value propositions to our customers. We do see some of the other players in addition to Microsoft, and, you know, our biggest competitor here is still home grown (solutions) and really budgets.

Amy Fing – JMP Securities

And in terms of Microsoft, do you think they are getting quite a bit of traction over the past 18 months?

David Allen – Interwoven – CFO, Sr. VP, Secretary

Certainly they are getting traction in accounts who are very, very Microsoft-centric. We still hear the occasional story about the CIOs being flown up to Redmond and drinking the Redmond kool-aid and they are buying Microsoft from start to finish and those are accounts that are going to be really very, very difficult for us. But the majority of IT executives who are looking at their heterogenous environment are looking at really kind of a best-of-breed approach and they are looking at a platform that can manage across that heterogenous environment. So yes, I’m sure they are getting some percentage of the accounts because of who they are but they are really not, for us, a major competitor at the enterprise level.

Amy Fing – JMP Securities

In your space currently, are there any sharp — are there any companies practicing very sharp pricing discounts?

David Allen – Interwoven – CFO, Sr VP, Secretary

You know, we’ll see one or two companies every once in a while. It seems about every other quarter, do some kind of aggressive pricing in accounts but for the most part I think the aggressive pricing practice has kind of ceased about a year ago because it’s not about customers trying to squeeze in getting better deals so much. Of course they are trying to do that to some extent, but it’s really about whether they actually have the money to spend on it at this point. So I don’t think most of the players in the content management space are getting their pencils out and bringing the price value more. In fact, when I start looking at ASPs in the space, I don’t really see that much change here right now. So I don’t think it’s a pricing pressure. It’s just how much money people have to spend. That’s all.

Amy Fing – JMP Securities

Oh, what are your ASPs?

David Allen – Interwoven – CFO, Sr VP, Secretary

Our ASP last quarter was $160,000, and so in fairness, I don’t know. It’s probably about a third of our deals that come in don’t have services with them. And maybe they will get services a month later. So if you really gross that up, it’s probably closer to $180,000 to maybe $200,000.

Amy Fing – JMP Securities

Okay. Great. Thank you.

David Allen – Interwoven – CFO, Sr VP, Secretary

Sure thing.

Operator

Our next question comes from Michael Mahoney with EGM Capital.

Michael Mahoney – EGM Capital

Just a quick question on the Microsoft subject. The launch of the Windows server which is coming up here shortly, do you think that has implications for the way that you sell into the Microsoft-related world? Is that going to be an important thing over time?

David Allen – Interwoven – CFO, Sr VP, Secretary

Martin, I’m going to let you take that one.

Martin Brauns – Interwoven – Chairman, CEO

Sure. Hi, Mike. Well, of course. Now, and I would go back to the comments Dave just made in (earlier regarding) Microsoft-centric, Microsoft-dominated accounts, they are going to continue to be strong and get stronger, but, Mike, the bulk of our global 2000 kinds of customers are mixed platform environments where, you know, we’ll go in with one of our partners like IBM or BEA or Oracle or others and come up with comprehensive cross-platform solutions.

Michael Mahoney – EGM Capital

Thanks.

Operator

Just a reminder to press “star,” “1” for a question and we’ll go next to Jay Byrne with Rocker Partners.

Jay Byrne – Rocker Partners

Hi, guys. Two questions, please. First on the new customers wins. Dave, could you go over the numbers again on the — I don’t know what you called it, average sales per new customer?

David Allen – Interwoven–CFO, Sr. VP, Secretary

We had – the average sales price is $160,000 for our new customers.

Jay Byrne – Rocker Partners

And does that include a services component?

David Allen – Interwoven – CFO, Sr. VP, Secretary

Yes, it does.

Jay Byrne – Rocker Partners

Okay.

David Allen – Interwoven – CFO, Sr. VP, Secretary

I hope I wasn’t too confusing earlier. Somewhere about, I would say at least a third of the sales that come in don’t have services with them when they come in, and we may get a services order maybe a month later after a statement of work is completed. So I would tend to say that it likely, it might be higher. So it was ($)160k here this quarter and I think last quarter was I want to say in the ($)180k and maybe before that ($)160k.

Jay Byrne – Rocker Partners

Okay. Great. And then on the deals that you mentioned that slipped sort of the end of the first quarter, do those type of deals now close here in the first two weeks of this quarter, or did they wait until the end of this quarter and then you have to worry about them closing then?

Martin Brauns – Interwoven – Chairman, CEO

Dave, I’ll touch on that. Hi, Jay. I dove right into that, Jay, and I’m pretty pleased with the closure rate on the slipped deals. We’ve added some nice new customers. I’m not going to disclose them here now, but some good new customer additions already and also some nice follow-on orders from some bigger deals that we were working the end of last month that for a variety of reasons didn’t get done.

David Allen – Interwoven – CFO, Sr. VP, Secretary

Let me add to that. If at the end of every quarter all the deals that slipped that salespeople promised, thus they would get done in the first month of the next quarter, we would all be taking vacations in the third month, but I will tell you, if you look at this quarter, it does feel like the pace of which orders are coming in here is a little stronger than what you would typically see. And typically you do see a lot of activity in the first two or three weeks and then things start to slow down. I would say that this quarter looks like there is a strong amount of business, a high level of business that’s going to close into the third and fourth, fifth, sixth, seventh, and eighth month of the quarter. I say that because I see the negotiations taking place on license agreements, I see the customer calls the conference calls that are taking place at this time in the quarter. I also see the number of airline tickets that typically start to fall off around this time of the quarter, and they are starting to pick up. So a – there is a lot of business resuming again fairly quickly, and that is a very, very strong indicator for us here. However, you know, I’ve got to throw a little bit of cold water on that. Much of the business still would be coming in at the end of the quarter as is the case in any quarter.

Martin Brauns – Interwoven – Chairman, CEO

And, Jay, just to clarify. I think Dave miss-spoke a little bit there. As much as we would love to have a world where we had a quarter with six, seven, and eight months, we don’t have that. I think he meant weeks.

David Allen – Interwoven – CFO, Sr VP, Secretary

Oh, I wish we had have six months in this quarter.

Jay Byrne – Rocker Partners

Okay. Great. Thanks, guys.

David Allen – Interwoven – CFO, Sr. VP, Secretary

Thank you.

Operator

Once again as a reminder, to ask a question, press “star,” “1”. And, gentlemen, there are no further questions at this time. I’ll turn the call back over to you for any additional oh closing remarks.

Martin Brauns – Interwoven – Chairman, CEO

Thank you, Kathy. Thanks, everyone. We are looking forward to keeping you posted and we’ll talk again at the end of this quarter. Thanks, everyone.

Operator

This does conclude today’s conference call. You may disconnect at this time.